Exhibit 3.2

Articles of Association of QGOG Constellation S.A.

Chapter I. Form, Name, Object, Duration, Registered Office.

1.	Form and Name.

The name of the company is QGOG Constellation S.A. (the Company). The Company is a public limited liability company (Société anonyme), governed by the laws of the Grand Duchy of Luxembourg pertaining to such an entity, and in particular by the law of August 10th, 1915 on commercial companies as amended (hereafter the Law), as well as by the present articles of association (hereafter the Articles).

2.	Object.

The purpose of the Company is the acquisition and holding of ownership interests, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever and the management and operation of such ownership interests. The Company may in particular acquire by subscription, purchase, and exchange or in any other manner any stock, shares and other equity securities, bonds, debentures, certificates of deposit and other debt instruments and more generally any securities and financial instruments issued by any public or private entity whatsoever, including partnerships. It may participate in the creation, development, management and control of any company or enterprise. It may further invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin whatsoever.

The Company may borrow in any form. It may issue notes, bonds and debentures and any kind of debt which may be convertible and/or equity securities. The Company may lend funds including the proceeds of any borrowings and/or issues of debt securities to its subsidiaries, affiliated companies or to any other company. It may also grant financial assistance and give guarantees and grant security interests in favor of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company under its direct, indirect or joint control, whether sole control or shared. The Company may further mortgage, pledge, transfer, encumber or otherwise hypothecate all or any of its assets.

The Company may generally employ any techniques and utilise any instruments relating to its investments for the purpose of their efficient management, including techniques and instruments designed to protect the Company against creditors, currency fluctuations, interest rate fluctuations and other risks.

The Company may grant any form of assistance to any of its affiliated companies or any other company under its direct, indirect or joint control, whether sole control or shared, and the Company may take any measure of control and supervision of such companies.

The Company may carry out any commercial, financial or industrial operations and any leasing or other transactions with respect to real estate or movable property, leasing or other.

3.	Duration.

3.1. The Company is formed for an unlimited period of time.

3.2. The Company may be dissolved at any time by a resolution of the Shareholders, adopted in the manner required for an amendment of the Articles in accordance with Articles 19.12, 19.13 and 19.14.

4.	Registered Office.

4.1. The registered office of the Company is established in Luxembourg City in the Grand Duchy of Luxembourg.

4.2. The registered office of the Company may be transferred within the municipality by simple decision of the board of directors of the Company (the Board). It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a decision of an extraordinary general meeting of its Shareholders deliberating in the manner provided for amendments to the Articles.

4.3. The Company may establish offices, subsidiaries and branches, both in Luxembourg and abroad, by decision of the Board.

4.4. If the Board determines that extraordinary political, social, economic or military developments or events have occurred or are imminent and that these developments or events may interfere with the normal activities of the Company at its registered office, or with the ease of communication with such office or between such office and persons abroad, the Board may temporarily transfer the registered office to a location abroad until the complete cessation of the extraordinary developments or events. Such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company.

Chapter II. Capital, Shares.

5.	Share capital.

5.1. The share capital of the Company is set at                  United States dollars (            ), represented by                  (            ) ordinary shares (the Shares), [having a nominal value of                  United States dollar (USD             ) each], fully paid.

5.2. The Boad of Directors of the Company shall have the right to raise the share capital up to the limit of                  (            ) ordinary shares, [having a nominal value of United States dollar (USD             )] each, (the Authorised Share Capital) by the creation and issuance of new ordinary shares.

5.3. For a period of five years counting from the publication of the last amended articles of association in the Mémorial, Recueil C (and as such period may be extended by the general meeting of Shareholders of the Company from time to time to the extent permitted by the Law), and within the limits of the Authorised Share Capital, the Board is authorised to issue additional shares, in one or several successive tranches against payment in cash or in kind, or by way of incorporation of available reserves, or in connection with the issue of senior or subordinated bonds, convertible into or repayable by or exchangeable for ordinary shares (whether provided in the terms at issue or subsequently provided), or in connection with the issue of bonds with warrants or other rights to subscribe for ordinary shares attached, or through the issue of stand-alone warrants or any other instrument carrying an entitlement to, or the right to subscribe for ordinary shares, at such times and on such conditions as the Board may resolve in its discretion, including the subscription price (provided that the ordinary shares shall not be issued at a price below nominal value).

5.4. The Board is authorised within the limits of the Authorised Share Capital, in connection with an issuance of ordinary shares or senior or subordinated bonds, convertible into or repayable by or exchangeable for ordinary shares as per Article 5.3, above, to limit or cancel the preferential subscription right of existing shareholders otherwise applicable to such issuance.

5.5. After each increase of the Company’s share capital according to the above, the present Articles shall be amended to reflect such an increase. The Board is expressly authorised to delegate to any natural or legal person to organise the market in subscription rights, accept subscriptions, effect conversions or exchanges, receive payment for Shares, bonds, subscription rights or other financial instruments, to have registered increases of capital pursuant to a total or partial increase of the Authorised Share Capital as well as the corresponding amendments of Article 5.1 to reflect such increase, and to take all actions necessary or desirable for the execution, filing and/or publication of such amendment in accordance with Law.

5.6. The subscribed share capital and the Authorised Share Capital of the Company may be increased or reduced by a resolution of the general meeting of Shareholders of the Company, adopted in compliance with the requirements established in the Law for an amendment of the Articles.

6.	Shares.

6.1. The Shares shall be issued solely in registered form (actions nominatives). Each Share entitles its Shareholder to one vote at the general meeting of Shareholders. Each Share shall carry equal rights. The Shares will be uncertificated.

6.2. Shares may be held directly or with a broker, bank, custodian, dealer or other qualified intermediary, who will hold them through a securities settlement system either directly as a participant of such system or indirectly through such a participant.

6.3. A register of the shareholders’ of the Company (the Register) shall be maintained at the registered office of the Company. The Company shall consider the person in whose name the Shares are recorded in the Register to be the owner of the Shares. However, where the Shares are recorded in the Register on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depositary of securities or any other depositary (such systems, professionals or other depositaries being hereafter referred to as Depositaries) or a sub-depositary designated by one or more Depositaries, the Company - subject to the receipt from the Depositary with whom such Shares are kept in account a confirmation in proper form - will permit those persons to exercise rights attaching to those Shares, including admission to and voting at general meetings and shall consider those persons to be the owners of the Shares for the purpose of Article 19 of these Articles. The Board may set and determine the requirements of such confirmations. Notwithstanding the foregoing, the Board shall only make payments, by way of dividends or otherwise, in cash or in kind, shares or other assets in the hands of the Depository or the sub-depository recorded in the Register and that payment shall release the Company from any of its obligations.

6.4. In addition to the share capital, there may be set up a premium account into which any premium paid on any Share in addition to its par value is transferred. The amount of the premium account may, for example, be used to provide for the payment of any Shares which the Company may redeem from its Shareholders, to offset any net realised losses or to make distributions to the Shareholders, such list being a non-exhaustive list of the purposes for which the amount of the premium account may be used.

6.5. Subject to the provisions of the Law and of this Articles, each shareholder shall have a preferential subscription right in the event of issue of new shares in return for contributions in cash. Such preferential subscription right shall be proportional to the fraction of the capital represented by the shares held by such shareholder. The existing Shareholders shall not benefit from a preferential subscription right in case of an issue of new ordinary shares by the Company in exchange for a contribution in kind.

6.6. The preferential subscription right may be limited or cancelled by a resolution of the general meeting of shareholders adopted in accordance with the quorum and majority requirements necessary for the amendment of the articles, and also by the Board within the limits of the Authorised Share Capital and in accordance to the provisions of this Articles.

6.7. Within the limits and conditions set forth in the Law, the Company may repurchase the Shares or cause them to be repurchased by its subsidiaries.

6.8. Except for transfers in accordance with the rules and regulations of the relevant Depositary, a transfer of the Shares shall be carried out by the entry of a declaration of transfer in the Register, duly signed and dated by either:

(i)	both the transferor and the transferee or their authorised representatives; or

(ii)	any authorised representative of the Company,

following a notification to, or acceptance by, the Company, in accordance with article 1690 of the Luxembourg Civil Code.

6.9. Any document recording the agreement between the transferor and the transferee, which is validly signed by both parties, may be accepted by the Company as evidence of a Share transfer.

6.10. Confirmations that an entry has been made in the Register shall be provided to the Shareholders directly recorded as such in the Register or in the case of Depositories or sub-depositories recorded in the Register upon their request.

6.11. If the Controlling Shareholder(s) (as defined below) intend to transfer the Control of the Company to one or several third parties (together Third Parties) (any such intended transfer of Shares to be at arm’s length terms) in one or more related transactions the other Company shareholders shall have the right to participate proportionately with the Controlling Shareholder(s) in such transfer to the Third Parties on the same terms and conditions, and in particular the same purchase price as the Controlling Shareholder(s) (the Tag-along Right). The Controlling Shareholder(s) shall procure that the Third Party buys and assumes all the Shares of the other shareholders if they have decided to exercise their Tag-along Right on the same conditions and for the same pro rata purchase price as the Controlling Shareholder(s). For the purpose of this Article, “Controlling Shareholder(s)” or the term “Control” shall mean the power effectively used to control the corporate activities and the functioning of the management bodies of the Company.

6.12. The Controlling Shareholder(s) shall give written notice to the Company’s Board of Directors within five Business Days if they receive an offer by Third Parties to sell their Shares or dispose of them in any other form (the Tag-along Notice).

6.13. The Board of Directors shall inform the other shareholders of the Tag-along Notice it received within five Business Days by registered mail and via e-mail.

6.14. The other shareholders shall give notice to the Board of Directors within seven (7) Business days after having received the Tag-along Notice, on whether they will exercise their Tag-Along Right. In case the other shareholders exercise their Tag-along Right, they have to declare that they are willing to sell and transfer their Shares to the Third Parties on the conditions of the Third Parties’ offer and for the purchase price offered by the Third Parties. In case of the exercise of the Tag-along Right, the Parties will take all measures and execute all declarations necessary to validly transfer the respective Shares to the Third Parties.

6.15. The Board may decline to register and direct the Depositary to decline (and the Depositary shall decline, if requested) to register any transfer of Shares eventually intented to be made not in accordance with the terms and conditions set forth in the preceedings Articles.

Chapter III. Management

7.	Board

7.1. The Board shall be composed of at least three members and a maximum of eleven members. The Board shall elect from among its members a chairman.

7.2. The general meeting of Shareholders may decide to qualify the appointed directors into different classes (Class A directors, Class B directors and so forth).

7.3. The directors are appointed for a renewable period not exceeding two years by the general meeting of Shareholders which may at any time remove them prior to the expiration of their term with or without cause.

7.4. No person shall be appointed as a director of the Company unless he has consented in writing to act as a director.

7.5. A director does not need to be a Shareholder and must be an individual. A legal entity may not be appointed as director.

7.6. If the office of a director becomes vacant, the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed by the next general meeting of Shareholders.

7.7. The number of directors, their term, their class and their remuneration shall be fixed by the general meeting of the Shareholders.

8.	Meetings of the Board.

8.1. The chairman of the Board shall be the chairman of the meetings. If the chairman of the Board is not present at the meeting, his or her functions shall be performed temporarily by another director appointed by him or her or if no directors has been appointed by the chairman his or her functions shall be performed temporarily by another director appointed by the directors present at the meeting.

8.2. The frequency of the meetings shall be determined so as to ensure effectiveness of the Board’s activities.

8.3. Notwithstanding the foregoing, a decision of the Board may also be taken by written resolution of the directors. Such resolution must be signed by each and every director and taken unanimously. The date of such decision shall be the date of the last signature.

8.4. The Board may be convened upon a call by the chairman or in his absence by two-thirds of its members.

8.5. Written notice of any meeting of the Board shall be given to all Directors with at least three days in advance of the date set for such meeting. No such written notice is required if all the members of the Board are present or represented during the meeting. Separate written notice shall not be required for meetings that are held at times and places prescribed in a schedule previously adopted by decision of the Board.

8.6. Any member of the Board may act at any meeting of the Board by appointing, in writing whether in original, by telefax, or e-mail, another director as his or her proxy.

8.7. Any director may participate in a meeting of the Board by conference call or similar means of communications equipment whereby all persons participating in the meeting can hear and speak to each other and properly deliberate, and participating in a meeting by such means shall constitute presence in person at such meeting.

9.	Decisions of the Board.

9.1. The Board may validly deliberate if a quorum of directors is present or represented at such board meeting. A quorum shall be deemed to be reached if the majority of the Company’s directors is present or represented. Decisions taken by the Board shall require the vote of the majority of the directors present or represented.

9.2. In the event that at any meeting the number of votes for and against a decision is tied, the chairman of the Board shall have a casting vote.

9.3. In case of a conflict of interest as defined in Article 15 below, the quorum requirement shall apply without taking into account the conflicted director(s).

10.	Powers of the Board.

The Board shall have the most extensive and broadest powers to administer, manage and act on behalf of the Company and all powers not specifically reserved to the general meeting by the Law or by the articles of association of the Company, provided that the Board is authorized to delegate the day-to-day management, and the power to represent the Company in this respect, to one or more directors, officers, managers or other agents.

11.	Binding signatures.

11.1. The Company will be bound towards third parties by the joint signatures of two Directors. Notwithstanding the above, if the general meeting of shareholders has appointed one or several categories of directors, the Company will be bound towards third parties only by the joint signature of two directors, being at least one Class A director.

11.2. The Company shall also be bound towards third parties by the joint or single signature of any person(s) to whom special signatory powers have been delegated by the Board, within the limits of such power.

12.	Day-to-day management.

12.1. The Board may delegate special or limited powers to one or more persons for specific matters.

12.2. The Board is authorised to delegate the day-to-day management, and the power to represent the Company in this respect, to one or more directors, officers, managers or other agents, whether Shareholders or not, acting either individually or jointly. If the day-to-day management is delegated to one or more directors, the Board must report to the annual General Meeting any salary, fee and/or any other advantage granted to those director(s) during the relevant financial year.

13.	Committees.

The Board may create one or more committees required by law or otherwise, and select its members either from among the directors or outside thereof, or both, and determine their composition, purpose and functioning.

14.	Liability - Indemnification.

14.1. The Board assumes, by reason of its position, no personal liability in relation to any commitment validly made by it in the name of the Company.

14.2. The Company shall, to the extent permitted by law, indemnify any director or officer and his heirs, executors and administrators, against any damages or compensations to be paid by him/her or expenses or costs reasonably incurred by him/her, as a consequence or in connection with any action, suit or proceeding to which he/she may be made a party by reason of his/her being or having been a director or officer of the Company, or, at the request of the Company, of any other Company of which the Company is a shareholder or creditor and by which he/she is not entitled to be indemnified, except in relation to matters as to which he/she shall be finally adjudged by a court of competent jurisdiction in such action, suit or proceeding to be liable for gross negligence, fraud or wilful misconduct. The foregoing right of indemnification shall not exclude other rights to which such Director or officer may be entitled, including pursuant to any separate indemnification agreement entered into between the Company and such director or officer.

15.	Conflict of Interest.

15.1. No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the director or any officer of the Company has a personal interest in, or is a director, associate, member, officer or employee of such other company or firm. Except as otherwise provided for hereafter, any Director or officer of the Company who serves as a director, associate, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be automatically prevented from considering and voting or acting upon any matters with respect to such contract or other business.

15.2. Notwithstanding the above, in the event that any director of the Company may have any personal interest in any transaction of the Company, he shall make known to the Board such personal interest and shall not vote on any such transaction, unless they relate to current operations, conducted under normal conditions.

Chapter V. Shareholder(s).

16.	Powers of the General Meeting of the Shareholders.

Any regularly constituted meeting of the Shareholders of the Company shall represent the entire body of Shareholders of the Company.

17.	Annual general meeting of the Shareholders.

17.1. The annual general meeting of the Shareholders of the Company shall be held, in accordance with Luxembourg law, in Luxembourg at the address of the registered office of the Company or at such other place in the municipality of the registered office as may be specified in the convening notice of the meeting, until June 30th of each year.

17.2. The annual general meeting of the Shareholders of the Company may be held abroad if, in the absolute and final judgment of the Board, exceptional circumstances so require.

18.	Other meetings of the Shareholders.

Other meetings of the Shareholders of the Company may be held at such place and time as may be specified in the respective convening notices of the meeting.

19.	Procedure, Vote.

19.1. Convening notices for any general meeting shall take the form of notices published twice (2) at least at eight (8) days interval and eight (8) days before the meeting in the Memorial C, Recueil des Sociétés et Associations (Luxembourg Official Gazette) and in a leading newspaper having general circulation in Luxembourg, as well as in a media from which one can reasonably expect an efficient distribution of the information to the public within the European Economic Area, being rapidly accessible and non-discriminatory. If all Shares are in registered form, notice may be given by letter to each of the registered shareholders at least eight (8) days prior to the date of the meeting. In case the Shares are listed in a foreign regulated market, the notices shall follow the market practices in such country regarding publicity of the convening of a general meeting of shareholders.

19.2. If all the Shareholders of the Company are present or represented at a meeting of the Shareholders of the Company, and consider themselves as being duly convened and informed of the agenda of the meeting, the meeting may be held without prior notice.

19.3. Upon the written request from Shareholders holding at least ten (10) per cent of the issued Shares, the Board shall convene a meeting of the Shareholders. One or more Shareholders holding at least ten (10) per cent of the issued Shares shall have the right to add additional items to the agenda and propose drafts resolutions in respect of the item added to the agenda. The Board shall determine in the convening notice the necessary procedures to allow shareholders to add items to the agenda.

19.4. Such convening notice shall include the agenda and indicate the date and the results of the previous meeting.

19.5. Irrespective of the agenda, the Board may adjourn any ordinary general meeting or extraordinary general meeting in accordance with the formalities and time limits stipulated for by Law.

19.6. General meetings are presided over by the chairman of the board or by a person designated by said chairman, or in the absece thereof, by a chairman elected by the general meeting who shall be a director. The chairman of the meeting will appoint a scrutineer to keep the attendance list. The bureau of the general meeting so constituted shall designate the secretary.

19.7. A Shareholder may act at any meeting of the Shareholders of the Company by appointing another person as its proxy in writing, whether in original, by telefax, or email.

19.8. The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The convening notice shall contain other details with regard to the requirements of the instrument appointing a proxy.

19.9. At the discretion of the Board, a Shareholder may participate in a meeting of the Shareholders of the Company by conference call, by videoconference, or similar means of communications equipment whereby all persons participating in the meeting can hear and speak to each other and properly deliberate, and participating in a meeting by such means shall constitute presence in person at such meeting.

19.10. Shareholders may vote by correspondence, by means of a form to be provided by the Company which shall at least include the following information: location, date, and time of the meeting; the name, address and any other pertinent information concerning the shareholder; the number of Shares held by such shareholder; the agenda for the meeting; the texts of the proposed resolutions; the option to cast a positive or negative vote or to abstain; the option to vote by proxy for any new resolution or any modification of the resolutions that may be proposed during the meeting or announced by the Company after the shareholder’s submission of the form provided by the Company. The forms for voting by correspondence should be received at the Company no later than the day preceding the fifth (5 th ) business day before the date of the general meeting of shareholders unless the Company fixes a shorter or longer period. Duly completed forms received by the Company in accordance with the aforementioned conditions shall be counted when determining a quorum at such general meeting of shareholders. The board of directors shall adopt all other regulations and rules concerning the participation in the meeting and forms to be used to vote by correspondence.

19.11. Except as otherwise required by the Law or by the Articles, decisions at a meeting of the Shareholders of the Company duly convened will be passed by a simple majority of those present or represented and voting.

19.12. An extraordinary general meeting convened to amend any provisions of the Articles shall not validly deliberate unless at least one half of the capital is represented and the agenda indicates the proposed amendments to the Articles.

19.13. If the first condition here-above is not satisfied, a second meeting may be convened, in the manner prescribed by the Articles, by means of notices published twice, at fifteen days interval at least and fifteen days before the meeting in the Luxembourg official gazette, the Mémorial, and in two Luxembourg newspapers.

19.14. The second meeting shall validly deliberate regardless of the proportion of the capital represented. At both meetings, in order to be adopted, decisions must be carried by at least two-thirds of the votes expressed by the Shareholders present or represented.

19.15. The nationality of the Company may only be changed and the commitments of its Shareholders may only be increased with the unanimous consent of the Shareholders.

19.16. Minutes of the general meetings shall be signed by the members of the board of the meeting. Copies or excerpts of the minutes to be produced in court or elsewhere shall be signed in conformity with Article 11.

19.17.	In case of the approval by the general meeting of:

(i) the consummation of a merger in which the Company is not the surviving person and that the corporate purpose of such surviving person is not substantially correspondent to the corporate purpose of the Company;

(ii) an amendment to the articles of association materially changing the corporate purpose of the Company; and

(iii) an amendment to the articles of association that restrict the rights of the shareholders;

dissenting shareholders shall have the right to demand the Company to purchase its shares by the price equal to the average price of the Shares of the sixty (60) trading days preceding the general meeting in which the deliberation was approved, but always subject to the provisions and conditions of the Law, namely the conditions of redemption of shares.

19.18. Dissenting shareholder may exercise the right provided under the Article above with regard to the shares proven to be held by time of the relevant general meeting, even in the case of absent shareholder. The claim for the purchase of the shares must be presented to the Company in within thirty (30) days after the relevant general meeting, among with the proper documentation proving the ownership of the shares by the time of the general meeting. The Company must purchase the shares in within six (6) months counting from the date of the general meeting.

Chapter VI.

20.	External auditors.

20.1. The Company’s annual accounts are audited by an external auditor.

20.2. The external auditors (réviseurs d’entreprises agréés) will be appointed by the general meeting of Shareholders of the Company which will determine their number, their remuneration and the term of their office. The external auditor in office may be removed at any time by the general meeting of Shareholders of the Company with or without cause.

Chapter VII. Accounting Year, Allocation of Profits

21.	Financial Year.

The accounting year of the Company shall begin on the first of January and shall terminate on the thirty-first of December of each year.

22.	Appropriation of profits.

22.1. After deduction of any and all of the expenses of the Company and the amortisation, the credit balance represents the net profit of the Company.

22.2. Of the net profit, five percent (5.00%) shall be appropriated for the legal reserve; this deduction ceases to be compulsory when the reserve amounts to ten percent (10.00%) of the capital of the Company. However if the reserve subsequently falls below ten percent (10.00%) of the capital of the Company, five percent (5.00%) of the net profit must again be appropriated for the legal reserve.

22.3. The balance of the net profit is at the disposal of the general meeting of Shareholders.

22.4. Interim dividends or other reserves (including share premiums but excluding the legal reserve) may be distributed at any time in compliance with the Law, under the following conditions:

(i) the Board draws up interim accounts;

(ii) the interim accounts show that sufficient profits and other reserves (including share premiums) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the prior financial year for which the annual accounts have been approved, if any, increased by any undistributed profits carried forward and distributable reserves, and reduced by any losses carried forward and sums to be allocated to any legal or a statutory reserve;

(iii) the decision to distribute interim dividends or other reserves (including share premiums except for the legal reserve), shall be made by the Board within two (2) months from the date of the release of the latest financial statements;

(iv) in their report to the Board, the approved external auditors (réviseurs d’entreprises agréés), as applicable, must verify whether the above conditions (i) to (iii) have been satisfied.

Chapter VIII. Dissolution, Liquidation and Notices

23.	Dissolution, Liquidation.

The Company may be dissolved by a decision of the general meeting of Shareholders. The liquidation will be carried out by one or more liquidators, natural or legal persons, appointed by the general meeting of Shareholders, which will specify their powers and fix their remuneration.

24.	Notices

24.1. Any notice, information or written statement to be given by the Company to Shareholders may be provided in any way by which it can reasonably be expected to reach each Shareholder or by mail addressed to each Shareholder at the address shown in the Register of Shareholders.

24.2. Any summons, notice, order document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

24.3. Service of any summons notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

Chapter IX. Applicable Law

25.	Applicable Law.

All matters not governed by the Articles are to be construed in accordance with applicable Law and all other applicable laws.